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                                                                    Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-98869 of Mentor Graphics Corporation on Form S-3 of our report dated January 28, 2002, relating to the consolidated financial statements of Innoveda Inc. as of December 29, 2001 and December 30, 2000 and for each of the three years in the period ended December 29, 2001, appearing in the Current Report on Form 8-K of Mentor Graphics Corporation dated May 29, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



/s/ Deloitte & Touche LLP


Boston, Massachusetts
November 25, 2002